                                                                     EXHIBIT B-1

                                     Form of

                            Master Services Agreement

                                     between

                                   ----------

                                       and

                     CenterPoint Energy Service Company, LLC

                  This Master Services Agreement (the "Agreement"), dated as of _________, 2003, is entered into in multiple parts by and between the companies whose names appear on the signature pages hereof, (each, a "Company" or "Recipient" and collectively, the "CenterPoint Companies" or "Recipients"), and CenterPoint Energy Service Company, LLC, a Texas limited liability corporation ("ServiceCo").

RECITALS

                  A. In connection with the authorizations provided by order dated July 5, 2002 (HCAR No. 27548), CenterPoint Energy, Inc. ("CenterPoint") registered as a holding company under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act").

                  B. CenterPoint has formed ServiceCo as a subsidiary company to provide services, as set forth herein, to CenterPoint and its subsidiaries.

                  Accordingly, ServiceCo and the CenterPoint Companies desire to enter into this Master Services Agreement to allow for the provision of services by ServiceCo to the CenterPoint Companies.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

I. EFFECTIVE DATE.

                  This Agreement shall be effective beginning January 1, 2004 or such other date as approved by the Securities and Exchange Commission (the "SEC").


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


II. SERVICES OFFERED.

                  Exhibit I to the Agreement lists and describes the services that may be available from ServiceCo. ServiceCo offers to supply those services to each Recipient that is a party to the Agreement. The services are and will be provided to Recipient only at the request of Recipient. From time to time, the parties may identify additional services that ServiceCo may provide to Recipients under this Agreement. ServiceCo will consult with Recipients to delineate the scope and terms of additional services that may be offered.

                  The services offered may be further described in Service Level Agreements that define performance metrics or standards and other procedures and requirements with respect to the provision of a particular category of services. To the extent a category of service is more fully described in a Service Level Agreement, it is incorporated into this Agreement by reference.

                  ServiceCo shall maintain sufficient resources to perform its obligations under this Agreement and shall perform its obligations in a commercially reasonable manner. If no specific performance metrics for the provision of a service are established, ServiceCo shall provide the service exercising the same care and skill as it exercises in performing similar services for itself.

                  If a Recipient requests the level at which any service to be provided to be scaled up to a level in excess of the level in effect during the prior twelve months, Recipient shall give ServiceCo such advance notice as it may reasonably require sufficient to make any necessary preparations to perform such services on the scaled up or modified basis. The level of a service shall be considered scaled up if providing the service at the proposed level involves an increase in personnel, equipment or other resources that is not de minimis and is not reasonably embraced by the agreed definition and scope of that service prior to the proposed increase. The Recipient will be responsible for any additional costs associated with such "scaled-up" services.

III. SERVICES SELECTED

         A. Initial Selection of Services.

                  Each Recipient shall designate on Exhibit II to the Agreement, which may be amended when additional services are offered, the services that it agrees to receive from ServiceCo. Designation may also be in the form of an opt-out where each company agrees to receive all services from ServiceCo except those specifically enumerated in Exhibit II.

         B. Annual Selection of Services.

                  ServiceCo shall send an annual service proposal form to each Recipient on or about July 1 listing services proposed for the next fiscal year. By August 31, Recipient shall notify ServiceCo of the services it has elected to receive during the next fiscal year.

C. Responsibility for Services.

                  ServiceCo's sole responsibility to Recipient for errors or omissions in services shall be to furnish correct information and/or adjustments in the services, at no additional cost or expense to Recipient; provided, Recipient must promptly advise ServiceCo of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions. In no event shall ServiceCo have any liability under this Agreement or otherwise arising out of or resulting from the performance of, or the failure to perform, services for loss of anticipated profits by reason of any business interruption, facility shutdown or non-operation, loss of data or otherwise or for any incidental, indirect, special or consequential damages, whether or not caused by or resulting from negligence, including gross negligence, or breach of obligations hereunder and whether or not Recipient was informed of the possibility of the existence of such damages.

IV. PERSONNEL

                  ServiceCo will provide services by using the services of executives, accountants, financial advisers, technical advisers, attorneys, engineers and other persons with the necessary qualifications.

                  If necessary, ServiceCo, after consultation with Recipient, may also arrange for the services of affiliated or unaffiliated experts, consultants, attorneys and others in connection with the performance of any of the services supplied under this Agreement. ServiceCo also may serve as administrative agent, arranging and monitoring services provided by third parties to Recipient, whether such services are billed directly to Recipient or through ServiceCo.

                  ServiceCo may contract for the services of certain employees of the CenterPoint System Companies for the purpose of staffing its service operations. Such contracts will be entered into in reliance on Rule 87 or, if the contemplated services are of a recurring nature, the arrangement will be the subject of a 60-day letter. These arrangements will comply with the applicable provisions under the 1935 Act, including the provisions of Rule 90 thereunder requiring the performance of services on the basis of cost.

V. COMPENSATION AND ALLOCATION

         A. Basis for Charges.

                  As and to the extent required by law, ServiceCo will provide such services at cost allocated on a fair, nondiscriminatory basis. The Policies and Procedures Manual contains rules for determining and allocating costs. The parties shall use good faith efforts to discuss any situation in which the actual charge for a service is reasonably expected to exceed the estimated charge, if any, set forth in a Service Level Agreement, provided, however, that charges incurred in excess of any such estimate shall not justify stopping the provision of, or payment for, services under this Agreement. ServiceCo shall establish its charges based on the following principles:


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


                  1. The price charged for each service or product will be the same as that charged any other CenterPoint business unit for like services or products at like volumes (if volume discount pricing is applicable);

                  2. The price charged for each service or product shall not include, either directly or indirectly through allocation, any costs which generally are not allowed to be recovered through utility rates (e.g. legislative advocacy expenses);

                  3. The price charged for each service or product shall reflect only those costs, including labor, incurred by Service Co, either directly or indirectly, which are reasonable and necessary to provide such service or product; and

                  4. To the extent the price charged for each service or product reflects an allocation of costs incurred, ServiceCo will endeavor to ensure that such allocation reasonably approximates the actual costs incurred in providing that service or product.

         B. Adjustments to Charges During a Year.

                  The parties recognize that the charges for services and products may depend on market conditions and on the quantities of services or products taken and that the pricing established under a Service Level Agreement reflects the quantities Recipient has stated it expects to use or consume over the course of the year, or where no specific quantities have been established, the pricing reflects the quantities that Recipient has consumed or contracted for in a prior year. During the course of the year, Recipient will make reasonable effort to inform ServiceCo of expected changes in the volumes and patterns of Recipient's consumption of services and products, and ServiceCo will make reasonable efforts to maintain the pricing stated in the Service Level Agreement or a client billing plan reflecting Service Level Agreement charges. However, charges for services and products may require true-ups at the end of the year to adjust the pricing for the actual costs and volumes of services and products utilized. CenterPoint will file a 60-day letter if the amount of true-up exceeds 5% of annual billings.

                  If, during the course of the year, Recipient foresees the need to substantially reduce or terminate its use of a certain service or consumption of a certain product, it shall promptly notify ServiceCo of the expected reduction of termination. ServiceCo shall promptly prepare a new term sheet under the affected Service Level Agreement and/or a special billing to reflect changes in cost caused by the reduction or termination. In the event Recipient disagrees with the new pricing and/or special billing, the dispute shall be resolved in accordance with Section VIII of this Agreement.

                  If ServiceCo foresees the need to substantially alter the nature of or to terminate offering a certain service or product, or if pricing for a service or product must be significantly revised due to market conditions or unexpected increases in costs, ServiceCo shall promptly notify Recipient of the expected alteration, termination or increase in pricing. ServiceCo shall prepare a new term sheet under the affected Service Level Agreement and/or a special billing to reflect the costs or savings incurred due to the alteration or termination or the increase in costs

ServiceCo will incur. If Recipient disagrees with the new pricing and/or special billing, the dispute shall be resolved in accordance with the dispute resolution process under Section VIII of this Agreement.

VI. TAXES

                  Recipient shall bear all taxes, duties and other similar charges (and any related interest and penalties), imposed as a result of its receipt of services under this Agreement, including any tax which Recipient is required to withhold or deduct from payments to ServiceCo. ServiceCo may collect from Recipient any sales, use and similar taxes imposed on the provision of services and shall pay such tax to the appropriate governmental or taxing authority.

VII. BILLING

                  Charges will be rendered during the first week of each month covering amounts incurred during the prior month. Charges will be based on actual amounts paid. If allocations are required, they may be based on estimated values based on estimates in budget plans for the relevant values. Estimated amounts will be adjusted on subsequent charges either in a subsequent month or at the end of the year. Any amount remaining unpaid after fifteen days following receipt of the bill shall bear interest thereon from the date of the bill at the lesser of the prime rate announced by JPMorgan Bank and in effect from time to time plus 2% per annum or the maximum non-usurious rate of interest permitted by applicable law.

                  ServiceCo's billing system will use 17 C.F.R. Section 256 et. al, the "Uniform System of Accounts for Mutual Service Companies", established by the Commission for holding company systems, as may be adjusted to use the FERC uniform system of accounts. ServiceCo will support its charges with reasonable documentation (which may be maintained in electronic form). ServiceCo will make adjustments to charges as required to reflect the discovery of errors or omissions in the charges.

VIII. TERMINATION AND MODIFICATION

         A. Modification of Services.

                  Recipient may modify its selection of services at any time during the fiscal year by giving ServiceCo written notice sixty (60) days in advance for the additional services it wishes to receive, and/or the services it no longer wishes to receive, from ServiceCo. ServiceCo will attempt to mitigate costs but the Recipient will be responsible for any remaining costs as a result of its modification of services.

B. Modification of Other Terms and Conditions.

                  No other amendment, change or modification of this Agreement shall be valid, unless made in writing and signed by all parties hereto.

         C. Termination of this Agreement.

                  Recipient may terminate this Agreement with ServiceCo by providing sixty (60) days advance written notice of such termination to ServiceCo. ServiceCo may terminate this Agreement as to Recipient by providing sixty (60) days advance written notice of such termination to Recipient. ServiceCo will attempt to mitigate costs but the Recipient will be responsible for any remaining costs as a result of its termination of the Agreement.

                  This Agreement is subject to termination or modification at any time to the extent its performance may conflict with the provisions of the 1935 Act, or with any rule, regulation or order of the SEC adopted before or after the making of this Agreement. This Agreement shall be subject to the approval of any state commission or other state regulatory body whose approval is, by the laws of said state, a legal prerequisite to the execution and delivery or the performance of this Agreement.

IX. DISPUTE RESOLUTION

                  From time to time, disputes may arise regarding the services and products provided by ServiceCo. The employees of Recipient and the employees of ServiceCo are encouraged to resolve those disputes on an informal basis in as timely a manner as possible, and the ServiceCo agrees, upon reasonable request, to provide access to relevant books and records. However, if during the course of the year a dispute arises as to the scope of any service or the nature of any product, the delivery terms, the related performance metrics and standards, or the price for any service or product which cannot be resolved on an informal basis, Recipient and ServiceCo will resolve the dispute using the following procedures:

         A. A supervisor or manager of Recipient who is responsible for the use of the service or the consumption of the product about which there is a dispute will notify in writing, or by email, a supervisor or manager of ServiceCo who is responsible for providing the service or product of the nature of the dispute, including specific examples of problems or failures which gave rise to the dispute. The supervisor or manager of Recipient shall also present a proposed resolution of the dispute and propose a date and time for a meeting to resolve the dispute. The supervisor or manager of ServiceCo shall acknowledge in writing, or by email, his or her receipt of the notice of the dispute and agree to the meeting, suggest an alternative date and time for the meeting proposed by the supervisor or manager of Recipient, or contact the supervisor or manager of Recipient to schedule a meeting date and time that the two may agree upon.

         B. The supervisor or manager of Recipient and the supervisor or manager of ServiceCo may meet as often as both agree is necessary to resolve the complaint, and their meeting or meetings may include such other employees as may be helpful in resolving the dispute. If after such meeting or meetings, but in no event later than thirty days after the initial notice of the dispute was given, the supervisor or manager of Recipient and the supervisor or manager of ServiceCo are unable to resolve the dispute, the dispute shall be referred to the appropriate executive of Recipient and an executive of ServiceCo for resolution.

         C. The executive of Recipient and the executive of ServiceCo shall meet at a date and time or dates and times they mutually agree upon. Such meetings or meetings may include any employees either executive believes will be helpful in resolving the dispute. If, after such meeting or meetings, the executive of Recipient and the executive of ServiceCo reasonably believe they cannot resolve the dispute, the dispute shall be referred to the most senior executives of Recipient and of ServiceCo for resolution in accordance with whatever procedures senior management may establish.

X. NOTICE

                  Where written notice is required by this Agreement, said notice shall be deemed given when delivered in person, by electronic mail, or when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed, if to ServiceCo, to the Chief Financial Officer and, if to Recipient, to its President at the address listed on the most recent Exhibit II received by ServiceCo.

XI. GOVERNING LAW

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws provisions.

XII. ENTIRE AGREEMENT

                  This Agreement, together with its exhibits, constitutes the entire understanding and agreement of the parties with respect to its subject matter, and effective upon the execution of this Agreement by the respective parties hereof and thereto, any and all prior agreements, understandings or representations with respect to this subject matter are hereby terminated and cancelled in their entirety and of no further force or effect.

XIII. WAIVER

                  No waiver by any party hereto of a breach of any provision of this Agreement shall constitute a waiver of any preceding or succeeding breach of the same or any other provision hereof.

XIV. ASSIGNMENT

                  This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns. No assignment of this Agreement or any party's rights, interests or obligations hereunder may be made without the other party's consent, which shall not be unreasonably withheld, delayed or conditioned.

XV. SEVERABILITY

                  If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above mentioned.

                                  By Recipient:

                                  ------------------------------------

                                  By:
                                     ---------------------------------
                                  Name

                                  Title


                                  By ServiceCo:

                                  CENTERPOINT ENERGY SERVICE COMPANY, LLC


                                  By:
                                     ---------------------------------
                                  Name

                                  Title


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




                                    EXHIBIT I

            COST ACCUMULATION AND ASSIGNMENT, ALLOCATION METHODS, AND DESCRIPTION OF SERVICES OFFERED BY SERVICECO TO RECIPIENT

                  This document sets forth the methodologies used to accumulate the costs of services that may be performed by ServiceCo and to assign or allocate such costs to other subsidiaries and business units within the CenterPoint registered holding company system that receive services from ServiceCo.

Cost of Services Performed

                  ServiceCo shall maintain an accounting system that enables costs to be identified by Cost Center, Account Number or Capital Project ("Account Codes"). The primary inputs to the accounting system shall be payroll records for ServiceCo's employees, accounts payable transactions and journal entries. Charges for labor shall be made at the employees' effective hourly rate, including the cost of pensions, other employee benefits and payroll taxes. To the extent practicable, costs of services shall be directly assigned to the applicable Account Codes. The full cost of providing services shall also include certain indirect costs, e.g., departmental overheads, administrative and general costs, and taxes. Indirect costs shall be associated with the services performed in proportion to the directly assigned costs of the services or other relevant cost allocators.

Cost Assignment and Allocation

                  ServiceCo's costs shall be directly assigned, distributed or allocated to Recipients in the manner described below:

         1. Costs accumulated in Cost Centers for services specifically performed for a single Recipient shall be directly assigned or charged to such Recipient;

         2. Costs accumulated in Cost Centers for services specifically performed for two or more Recipients shall be distributed among and charged to such Recipients using methods determined on a case-by-case basis consistent with the nature of the work performed and based on one of the allocation methods described below; and

         3. Costs accumulated in Cost Centers for services of a general nature which are applicable to all Recipients or to a class or classes of Recipients shall be allocated among or charged to such Recipients by application of one or more of the allocation methods described below.

Allocation Methods

                  The following methods shall be applied, as indicated in the Description of Services section that follows, to allocate costs for services of a general nature.

         1. Operating Expense - A ratio based on operating expense minus fuel and purchase power. This ratio will be determined annually based on annual plan operating expense and will be adjusted for any known and reasonably quantifiable events and will be trued-up at the end of the fiscal year based on actual operating expense.

         2. Total Assets Ratio - A ratio based on the total assets minus investments in subsidiaries and goodwill. This ratio will be determined annually based on annual plan assets and will be adjusted for any known and reasonably quantifiable events and will be trued-up at the end of the fiscal year based on twelve month average of actual assets. The Total Assets Ratio will not be used to allocate costs associated with corporate governance services.

         3. Cash Flow- A ratio based on operating expense including fuel, purchase power and capital expenditures, less depreciation expense. This ratio will be determined annually based on annual plan cash flow and will be adjusted for any known and reasonably quantifiable events and will be trued-up at the end of the fiscal year based on actual cash flow.

         4. Head Count - A ratio based on active and retiree headcount. This ratio will be determined annually based on annual plan head count and will be adjusted for any known and reasonably quantifiable events and will be trued-up at the end of the fiscal year based on actual head count.

         5. Direct Labor - A ratio based on billable hours. This ratio will be determined monthly based monthly billable hours and may be used to allocate, for example, certain support services on the same basis as actual legal services are billed.

         6. Client Unit Usage - This factor is determined based on the actual unit/usage that is utilized by the applicable Recipients. This factor will be determined annually based on units/usage utilized at the end of the previous fiscal year and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

         7. Square Footage - This factor will be determined based on actual square footage used by the applicable Recipients. This factor will be determined annually based on square footage utilized at the end of the previous fiscal year and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

         8. Composite Ratio - This ratio will be determined based on revenues, employees and total assets. For purposes of this ratio, CenterPoint's revenues shall be deemed to include any dividends received from subsidiary companies; CenterPoint's assets shall be deemed to include investments in subsidiary companies and persons who are corporate officers of CenterPoint shall be deemed to be employees of CenterPoint.

Description of Services

                  A description of each of the services performed by ServiceCo, which may be modified from time to time, is presented below. As discussed above, where identifiable, costs will be directly assigned or distributed to Recipients. For costs accumulated in Cost Centers which are for services of a general nature that cannot be directly assigned or distributed, the method or methods of allocation are also set forth. Substitution or changes may be made in the methods of allocation hereinafter specified, as may be appropriate and to the extent permitted under the SEC 60-day letter procedure, and will be provided to state regulatory agencies and to each affected Recipient.

         1. Accounting Services.

                  ServiceCo may provide various services to Recipients including corporate accounting and reporting, general ledger maintenance and all accounting record keeping, guidance regarding adoption and application of accounting policies, risk oversight and financial reporting for SEC, regulatory and other purposes and support to rate and other regulatory proceedings. As appropriate and where it would not result in duplication of functions, each Recipient may also maintain its own corporate and accounting group and engage ServiceCo to provide advice and assistance on accounting matters, including the development of accounting practices, procedures and controls, the preparation and analysis of financial reports and the filing of financial reports with regulatory bodies, on a system-wide basis. Costs of a general nature may be allocated using the Total Assets Ratio, Operating Expense Ratio, Composite Ratio or Cash Flow Ratio.

         2. Internal Auditing.

                  ServiceCo may conduct periodic audits of administration and accounting processes. Audits would include examinations of Recipients' service agreements, accounting systems, source documents, allocation methods and billings to assure proper authorization and accounting for services. Costs of a general nature may be allocated using the Operating Expense Ratio or the Composite Ratio.

         3. Finance and Treasury.

                  ServiceCo may provide various services to Recipients including budgeting, corporate tax, treasury, risk management (insurance), strategic planning, financing, investments, money pool administration and cash management. ServiceCo also will provide investor relations services to provide information to the investment community regarding CenterPoint and its subsidiaries and will provide stock transfer agent services to holders of its securities and to shareholders of Texas Genco and Reliant Resources. CenterPoint is providing shareholder services regarding the common stock of Reliant Resources on a temporary basis pursuant to the separation arrangements between CenterPoint and Reliant Resources. It is currently anticipated that services for Reliant Resources will terminate by January 2004. Services are provided on an agreed schedule of costs, based on estimated costs that would be incurred if Reliant Resources had obtained those services from a third party. Services to associate companies will generally be allocated using the Operating Expense Ratio or the Composite Ratio.

         4. Communications.

                  ServiceCo may assist Recipients to develop and support branding and corporate promotions, advertising and brand equity. Individually, Recipients may maintain independent marketing personnel to handle the day-to-day details of marketing campaigns. Costs of a general nature may be allocated using the Total Assets Ratio or the Composite Ratio.

         5. Legal Services.

                  ServiceCo may provide various legal services, processing of claims, administration of CenterPoint's corporate compliance program and general legal oversight, as well as corporate secretarial functions and filing of reports under securities laws and the 1935 Act for the benefit of Recipients. Costs of a general nature may be allocated using the Operating Expense Ratio or the Composite Ratio.

         6. Human Resources.

                  ServiceCo may assist Recipients in developing policy and planning for total compensation plans, workforce planning and training, employee relations policies and programs, and in training personnel in a coordinated manner throughout the CenterPoint System Companies. It will also design and provide administration for corporate welfare and benefit plans, including pension plans and executive benefits, and support for the negotiation of labor contracts for the CenterPoint companies. ServiceCo will provide corporate oversight for health and safety services for CenterPoint and its system companies to comply with government regulations. Each Recipient may maintain a human resources group to handle the individualized application of policies and programs. Costs of a general nature may be allocated using the Head Count Ratio. Costs of providing employee and executive benefits will be allocated directly to Recipient based on costs incurred for its employees and retirees, and any costs of a general nature which are not otherwise recovered, such as through payroll burden charges, may be allocated using the Head Count Ratio or the Composite Ratio.

         7. Executive.

                  ServiceCo will provide its the executive staff to provide executive management and governance for CenterPoint, including supplying personnel to serve on boards of directors of CenterPoint system companies, and will assist Recipients in formulating and executing general plans and policies, including operations, issuance of securities, appointment of executive personnel, budgets and financing plans, expansion of services, acquisitions and dispositions of property, public relations and other related matters. The executive staff will oversee any corporate aircraft, the costs of which will not be allocated to Recipients except in connection with direct costs of flights on behalf of a Recipient. Costs of a general nature may be allocated using the Composite Ratio.

         8. Regulatory and Governmental Affairs.

                  ServiceCo may assist Recipients in developing policy for regulatory strategy, implementation of electric restructuring legislation and support for litigation and regulatory proceedings. Governmental Affairs will develop strategy for legislative and other governmental initiatives and monitor activities affecting the Company in the state and federal legislative arenas. Costs of a general nature may be allocated using the Total Asset Ratio to the extent such costs may be allocated to CenterPoint business units, or the Composite Ratio. Recipients may maintain individual regulatory and governmental affairs units to support local activities.

         9. Information Systems and Technology.

                  ServiceCo may provide Recipients with the following services:
Mainframe Operations, Enterprise Document Management, Data Circuit Management, Voice Services, IT Solutions Delivery, and Desktop Data Device services. Costs are billed to Recipients based on various metrics (e.g., CU second, billable hour, phone line, login ID) on cost allocations (e.g., headcount, operating expenses and direct dollars billed).

Mainframe Operations


                                    Methodology
                                    -----------------
Legacy Mainframe CPU Utilization    Client Unit Usage
Legacy Mainframe Data Storage       Client Unit Usage
SAP Mainframe Data Storage          Client Unit Usage
SAP Mainframe CPU Utilization       Client Unit Usage
Enterprise Recipient Specific       Client Unit Usage

Enterprise Document Management

         Methodology: Client Unit Usage

Data Circuit Management

         Methodology: Client Unit Usage

Voice Services


                                    Methodology
                                    -----------
Telephone Basic Line                Client Unit Usage
Moves/Adds/Change (MAC)             Client Unit Usage
Call Center Basic Line              Client Unit Usage
Video Conferencing                  Client Unit Usage

IT Solutions Delivery

         Methodology: Client Unit Usage

SAP Production Support

         Methodology: Headcount and Operating Expense

Desktop Data Device Services


                                    Methodology
                                    -----------
Equipment                           Client Unit Usage
Lotus Notes Messaging               Client Unit Usage
LAN and Security Account Creation   Client Unit Usage
Network WAN/LAN                     Client Unit Usage
Client Support Center Help Desk     Client Unit Usage

         10. Business Services.

                  Real Estate and Facilities Management - Provide clients with general operating maintenance, administrative and management duties for building operations, including project management services for facility-related projects. Costs for Facilities Management not directly assignable are allocated based on the square footage utilized.

                  Security - Provide security and security monitoring for managed properties, security assessments and internal investigations. Costs of providing security services will be directly charged to business units based on the actual services used.

                  Office Support Services - Provide clients with copying, inserting, mailing, call center, and graphic design functionality. This service also includes records management and managing office supplies, forms and convenience copiers. Costs for Office Support Services are generally allocated based on client unit usage (e.g, number of forms, mail pieces, billable hours, direct dollars spent). These costs are allocated on a per unit charge that is determined by dividing (a) the total anticipated charges for providing this service to all customers during the year by (b) the estimated volume of items to be processed (e.g., number of pieces of mail handled, number of checks to be issued, etc). Users are billed based on the actual number of units used, with adjustments made for variances in total costs incurred or volume handled.

                  Financial Services - Provides payroll, bank reconciliation, processing certain accounts such as accounts payable and others as may be deemed necessary, check disbursements, escheat processing/reporting and remittance processing. This service also provides clients with assistance in Corporate Travel. Costs for Financial Services are generally allocated based on client unit usage (e.g., number of payments processed, checks, billable hours).

                  Purchasing & Logistics - Provides clients with procurement and Accounts Payable services. This service may also provide Recipients with oversight of logistics operations and investment recovery services. Costs for purchasing and logistics are generally allocated based on client unit usage (e.g., number of transactions, billable hours, managed dollars).

                                   EXHIBIT II

               AGREED UPON SERVICES TO BE RECEIVED FROM SERVICECO


SERVICES                                     YES      NO
1.   Regulatory and Govt. Affairs
                                             ---      ---
2.   Internal Auditing
                                             ---      ---
3.   Accounting Services
                                             ---      ---
4.   Communications
                                             ---      ---
5.   Human Resources
                                             ---      ---
6.   Legal Services
                                             ---      ---
7.   Financial Services
                                             ---      ---
8.   Information Systems and Technology
                                             ---      ---
9.   Executive
                                             ---      ---
10.  Business Services
                                             ---      ---
         i.  Purchasing and Logistics
                                             ---      ---
         ii. Facilities Management
                                             ---      ---
         iii. Office Support Services
                                             ---      ---
11. Other
                                             ---      ---

         [Describe]


[Signature Blocks]


        ---------------------------
        (Company Name)


        ---------------------------
        (President)


        ---------------------------

        ---------------------------
        (Address)

        ---------------------------
        (Date)